Exhibit 8.1
List of Subsidiaries
     Protherics PLC acts as the holding company of a group consisting of its directly and indirectly held subsidiaries. Protherics PLC has the following principal subsidiaries:

	% Held	Status	Country of Incorporation
Direct Holdings
Protherics Medicines Development Limited	100	trading	England and Wales
Protherics Inc.	100	trading	U.S.A. (Delaware)
Enact Pharma Limited	100	trading	England and Wales
Proteus Biotechnology Limited	100	dormant	England and Wales
Genethics Limited	76	dormant	England and Wales
Indirect Holdings
Protherics UK Limited	100	trading	England and Wales
Protherics Australasia pty Limited	100	trading	Australia
Protherics-Utah, Inc.	100	trading	U.S.A. (Tennessee)
Protherics Services pty Limited	100	dormant	Australia
Protherics Salt Lake City, Inc.	100	trading	U.S.A. (Utah)
Kymed GB Limited	100	dormant	England and Wales
Enzacta R&D Limited	99.8	dormant	England and Wales
De Montfort Biopharma Limited	100	dormant	England and Wales
Enzacta Limited	99.8	dormant	England and Wales
TAb (Wales) Limited	100	dormant	England and Wales
TAb (London) Limited	100	dormant	England and Wales
Polyclonal Antibodies Limited	100	dormant	England and Wales